EXHIBIT 4
                                                                       ---------



                    AGREEMENT TO FURNISH COPIES OF INSTRUMENTS
                          WITH RESPECT TO LONG-TERM DEBT
                          ------------------------------


      The Registrant has entered into certain agreements with respect to long-term indebtedness which do not exceed ten percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request of the Commission.




                            OAKWOOD HOMES CORPORATION



                            By:   /s/  Robert A. Smith
                                  --------------------
                                  Robert A. Smith
                                  Executive Vice President



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